Exhibit 4(i)

PREMIER FINANCIAL SERVICES, INC.
1988 NON-QUALIFIED STOCK OPTION PLAN

          SECTION 1. Establishment. There is hereby established the 1988 Non-Qualified Stock Option Plan pursuant to which key employees of PREMIER FINANCIAL SERVICES, INC. (the "Company"), a Delaware corporation, and its subsidiaries may be granted options to purchase shares of common stock of the Company, par value $5.00 per share ("Common Stock").

          SECTION 2. Purpose. The purpose of the Plan is to provide a means whereby key employees of the Company or any Subsidiary may be given the opportunity to purchase stock of the Company under options. The Plan is intended to advance the interests of the Company by encouraging stock ownership or additional stock ownership by key employees of the Company or any Subsidiary and to advance the interests of the Company by strengthening its ability to hire and retain highly qualified personnel and to give such personnel added incentive.

          SECTION 3. Eligibility. All key employees of the Company or any of its Subsidiaries, who have substantial management responsibilities and are employed at the time of the adoption of this Plan or thereafter, shall be eligible to be granted options to purchase shares of Common Stock under this Plan. Whether a key employee becomes an Optionee under this Plan shall be determined in accordance with Section 5.

          SECTION 4. Number of Shares Covered by Options. The total number of shares which may be issued and sold pursuant to options granted under this Plan shall be 100,000 shares of the Company's Common Stock. The Stock to be optioned under the Plan may be either authorized and unissued shares or issued shares which shall have been reacquired by the Company. Such shares are subject to adjustment in accordance with the provisions of Section 7 hereof. The shares involved in the unexercised portion of any terminated or expired options under the Plan may again be optioned under the Plan.

          SECTION 5. Granting of Options. Subject to the provisions of this Plan, the Board of Directors of the Company ("Board of Directors") may, within ten years from the date this Plan is adopted from time to time grant options to any key employee ("Optionee") for such number of shares of Common Stock and upon such terms and conditions as in the judgment of the Board of Directors shall be desirable. Nothing contained in this Plan shall be deemed to give any employee any right to be granted an option to purchase shares of Common Stock except to the extent and upon such terms and conditions as may be determined by the Board of Directors. The vote of any person who is eligible for an option pursuant to Section 3 of the Plan shall not be counted in calculating the total number of Directors of the Company voting in favor of or against any matter relating to any option granted or to be granted hereunder to such person.

          SECTION 6. Terms of Options. Each option granted under this Plan shall be evidenced by an agreement ("Stock Option Agreement") which shall be executed by the President of the Company and by the employee to whom such option is granted, and shall be subject to the following terms and conditions:

(a)          The price at which each share of Common Stock covered by each option may be purchased shall be determined in each case on the date of grant by the Board of Directors, but shall not be less than the fair market value of shares of Common Stock at the time the option is granted. For purposes of this Section, the fair market value of shares of Common Stock on any day shall be the bid price of a share of Common Stock in the over-the-counter market as reported on the date of grant in the Midwest Edition of The Wall Street Journal, or, if there is no sale in the over-the-counter market on such day, such fair market value shall be the average of (i) the bid price on the day immediately preceding such day on which there was a sale and (ii) the bid price on the day next succeeding such day on which there is a sale, or as otherwise determined by the Board of Directors in its discretion.

(b)          The option price of the shares to be purchased pursuant to each option shall be paid in full in cash at the time of the exercise of the option and prior to the issuance of any Stock purchased pursuant thereto.

(c)          Each Stock Option Agreement shall provide that such option may be exercised by the Optionee in such parts and at such times as may be specified in such Agreement. Any option granted hereunder shall expire not later than the first to occur of the following:

(i)          The expiration of ten years from the date such option is granted (hereinafter called the "Option Period").

(ii)          The expiration of three months after the date of either (a) the retirement of the Optionee under any retirement plan of the Company or any Subsidiary or (b) the termination of the employment of the Optionee with the Company or any Subsidiary due to total and permanent disability. The Board of Directors of the Company may provide by resolution, however, that any terms of this subparagraph (ii) of paragraph (c) shall not apply to any option or portion of an option.

(iii)          The expiration of the period of six months after the date of the Optionee's death, or

(iv)          The expiration of the Option Period, by the person or persons entitled to do so under the Optionee's will, or, if the Optionee shall fail to make testamentary disposition of said Option, or shall die intestate, by the Optionee's legal representative or representatives.

(v)          The termination of employment of the Optionee with the Company or any Subsidiary for a reason other than those expressed in subparagraphs (ii) and (iii) of this paragraph (c).

(d)          Notwithstanding anything herein to the contrary, no option granted under the Plan prior to approval of the Plan by the stockholders may be exercised before such approval, and in the event this Plan is disapproved by the stockholders, then any option granted hereunder shall become null and void.

(e)          Each option and right granted under this Plan shall by its terms be non-transferable by the Optionee except to their trust, or by will or by the laws of descent and distribution, and each option or right shall be exercisable during the Optionee's lifetime only by him.

(f)          The Stock Option Agreement entered into pursuant hereto may contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Board of Directors including, without limitation, provisions (i) requiring the giving of satisfactory assurances by the Optionee that the shares are purchased for investment and not with a view to resale in connection with the distribution of such shares, and will not be transferred in violation of applicable securities laws, (ii) restricting the transferability of such shares during a specific period and (iii) requiring the resale of such shares to the Company at the option price if the employment of the Optionee terminates prior to a specified time.

          SECTION 6A. Change in Control. Notwithstanding the provisions of the Plan or any Stock Option Agreement evidencing options granted hereunder, upon a Change in Control (as defined below) of Grand Premier Financial, Inc., a Delaware corporation and the successor by merger to the Company ("Grand Premier"), all outstanding options shall become fully exercisable and all restrictions thereon shall terminate in order that Optionees may fully realize the benefits thereunder. Further, in addition to the authority set forth in Section 8 of those Directors who are disinterested parties to the Plan (the "Disinterested Directors"), as constituted before such Change in Control, such Disinterested Directors are authorized, and have sole discretion, as to any option, either at the time such option is granted hereunder or any time thereafter, to take any one or more of the following actions: (a) provide for the purchase of any such option, upon the optionee's request, for an amount of cash equal to the difference between the exercise price and the then fair market value of the Common Stock covered thereby had such option been currently exercisable; (b) make such adjustment to any such option then outstanding as such Disinterested Directors deem appropriate to reflect such Change in Control; and (c) cause any such option then outstanding to be assumed, by the acquiring or surviving corporation, after such Change in Control.

          For purposes of this Plan, a "Change in Control" of Grand Premier shall be deemed to have occurred if or upon:

(a)          The acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the 1934 Act, of 20% or more of either (i) the then outstanding shares of common stock, par value $0.01, of Grand Premier (the "Outstanding Grand Premier Common Stock") or (ii) the combined voting power of the then outstanding securities of Grand Premier entitled to vote generally in the election of directors (the "Outstanding Grand Premier Voting Securities"); provided, however, that the following acquisitions shall not constitute, or be deemed to have constituted, a Change in Control: (A) any acquisition resulting directly from the conversion of shares of common stock of Northern Illinois Financial Corporation ("Northern Illinois") into shares of common stock of Grand Premier pursuant to the Agreement and Plan of Merger, dated January 22, 1996, among Grand Premier, the Company and Northern Illinois, as amended by the First Amendment thereto, dated March 18, 1996, and the Second Amendment thereto, dated as of August 15, 1996, (B) any subsequent acquisition of shares of common stock of Grand Premier that is permitted under Section 1(b) of the Rights Agreement, dated as of July 8, 1996, between Grand Premier and Premier Trust Services, Inc. (the "Rights Agreement"), without rendering the Person effecting such acquisition an "Acquiring Person" for purposes of the Rights Agreement, (C) any acquisition directly from Grand Premier (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities), (D) any acquisition by Grand Premier, (E) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Grand Premier or any corporation controlled by Grand Premier or (F) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving Grand Premier, if immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section 6A shall be satisfied; and provided further that, for purposes of clause (D), if any Person (other than Grand Premier or any employee benefit plan (or related trust) sponsored or maintained by Grand Premier or any corporation controlled by Grand Premier) shall become the beneficial owner of 20% or more of the Outstanding Grand Premier Common Stock or 20% or more of the Outstanding Grand Premier Voting Securities by reason of an acquisition by Grand Premier and such Person shall, after such acquisition by Grand Premier, become the beneficial owner of any additional shares of the Outstanding Grand Premier Common Stock or any additional Outstanding Grand Premier Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(b)          individuals who, as of March 24, 1997, constitute the Board of Directors of Grand Premier (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of Grand Premier; provided, however, that any individual who becomes a director of Grand Premier subsequent to such date whose election, or nomination for election by Grand Premier's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of Grand Premier as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors of Grand Premier shall be deemed to have been a member of the Incumbent Board;

(c)          approval by the stockholders of Grand Premier of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) more than 60% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and more than 60% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Grand Premier Common Stock and the Outstanding Grand Premier Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Grand Premier Common Stock and the Outstanding Grand Premier Voting Securities, as the case may be, (ii) no Person (other than Grand Premier, any employee benefit plan (or related trust) sponsored or maintained by Grand Premier or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by Grand Premier) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Grand Premier Common Stock or the Outstanding Grand Premier Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation or 20% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors of Grand Premier providing for such reorganization, merger or consolidation; or

(d)          approval by the stockholders of Grand Premier of (i) a plan of complete liquidation or dissolution of Grand Premier or (ii) the sale or other disposition of all or substantially all of the assets of Grand Premier other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 60% of the then outstanding shares of common stock thereof and more than 60% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Grand Premier Common Stock and the Outstanding Grand Premier Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Grand Premier Common Stock and the Outstanding Grand Premier Voting Securities, as the case may be, (B) no Person (other than Grand Premier, any employee benefit plan (or related trust) sponsored or maintained by Grand Premier or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Grand Premier Common Stock or the Outstanding Grand Premier Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock thereof or 20% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

          The Board of Directors may otherwise accelerate the commencement date an exercise period of an option or any part thereof at such other times or upon such other occasions, including, but not limited to, anticipation of an event described in Section 6A of the Plan, as the Board of Directors in its sole discretion determines is appropriate.

          SECTION 6A [sic]. Deferral of Stock Option Gains. Any Optionee who is eligible to participate in the Grand Premier Financial, Inc. Deferred Compensation Plan, as amended and restated effective January 1, 1997 and further amended on March 24, 1997 ("Deferred Compensation Plan"), may make an election with respect to any option granted to him under the Plan as follows:

          1.          An Optionee may elect, with respect to an option granted to him under the Plan, to defer receipt of a number of shares of Common Stock (and the related Stock Units described below) representing the excess of (a) the number of shares of Common Stock purchased pursuant to the exercise of such option, over (b) a number of shares of Common Stock with a Fair Market Value (as defined in Section 6) equal to the option price of such option.

          2.          A deferral election with respect to an option pursuant to this section must be made pursuant to a written instrument delivered by the Optionee to the Company at least 180 days prior to the exercise date of such option.

          3.          An election may be made pursuant to this section only if the option price of the applicable option is paid by the Optionee pursuant to subsection 6(b) by delivering Common Stock acquired by the Optionee at least 180 days prior to the exercise date of such option.

          4.          To implement the exercise of an option as described in clause 3 above, the Optionee shall provide a notarized statement to the Company that he is the sole owner of the shares of Common Stock being delivered to pay the option price of such option, and that such shares of Common Stock were acquired at least 180 days prior to the exercise date.

          5.          Upon exercise of an option that is subject to a deferral election pursuant to this section, the Company shall credit the Optionee's Stock Option Deferral Account established under the Deferred Compensation Plan with a number of Stock Units equal to the number of shares of Common Stock whose receipt is deferred pursuant to clause 1 above.

          6.          Upon exercise of an option that is subject to a deferral election pursuant to this section, the Company shall transfer to the Trustee of the Trust Agreement Under the Grand Premier Financial, Inc. Deferred Compensation Plan, dated January 31, 1997 ("Trust Agreement"), a number of newly-issued shares of Common Stock equal to the number of shares of Common Stock whose receipt is deferred pursuant to clause 1 above. Said shares of Common Stock shall be credited to a fully vested account maintained for the Optionee under the Trust Agreement and shall be distributed to the Optionee, or to his beneficiary in the event of his death, pursuant to the terms of the Deferred Compensation Plan and the Trust Agreement.

          7.          An Optionee may make a deferral election with respect to one or more specific options granted to him under the Plan on or prior to the date of the deferral election, or pursuant to a blanket election applicable to all options granted to him on or prior to the date of the deferral election and all options to be granted to him under the Plan after the date of the deferral election.

          8.          A deferral election by an Optionee shall be irrevocable with respect to each option granted to him hereunder on or before the date of his deferral election and that is subject to such deferral election. A deferral election by an Optionee with respect to an option granted to him on or after the date of his deferral election may be revoked by the Optionee, by written instrument delivered to the Company at least 180 days prior to the date of exercise of such option.

          9.          All deferred Stock Units and sham of Common Stock shall be held, administered and distributed pursuant to the terms of the Deferred Compensation Plan and the Trust Agreement.

          10.          The provisions of this section shall apply with respect to an option subject to a deferral election, notwithstanding any other provision of the Plan. However, the other provisions of the Plan shall apply with respect to such option to the extent not inconsistent with the provisions of this section.

          SECTION 7. Adjustment of Number of Shares. In the event that a dividend shall be declared upon the shares of Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to any option granted hereunder and the number of shares reserved for issuance pursuant to this Plan but not yet covered by an option, shall be adjusted by adding to each of such shares the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation then there shall be substituted for each share of Common Stock subject to any such option and for each share of Common Stock reserved for issuance pursuant to the Plan but not yet covered by an option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged; provided, however, that in the event that such change or exchange results from a merger or consolidation, and in the judgment of the Board of Directors such substitution cannot be effected or would be inappropriate, or if the Company shall sell all or substantially all of its assets, the Company shall use reasonable efforts to effect some other adjustment of each then outstanding option which the Board of Directors, in its sole discretion, shall deem equitable. In the event that there shall be any change, other than as specified above in this Section 7, in the number of kind of outstanding shares of Common Stock, then if the Board of Directors shall determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for issuance pursuant to the Plan but not yet covered by an option and of the shares of Common Stock then subject to an option or options, such adjustment shall be made by the Board of Directors and shall be effective and binding for all purposes of this Plan and of each Stock Option Agreement. In the case of any such substitution or adjustment as provided for in this Section, the option price in each Stock Option Agreement for each share covered thereby prior to such substitution or adjustment will be the option price for all shares of stock or other securities which shall have been substituted for such shares or to which such share shall have been adjusted pursuant to this Section. No adjustment or substitution provided for in this Section 7 shall require the Company, in any Stock Option Agreement, to sell a fractional share, and the total substitution or adjustment with respect to each Stock Option Agreement shall be limited accordingly.

          SECTION 8. Administration. The Board of Directors of the Company shall interpret the Plan and may prescribe, amend and rescind rules and regulations relating to the Plan by majority vote of those Directors who are disinterested parties to the Plan. In addition to determining the terms and conditions of the respective Option Agreements it shall make all other determinations deemed necessary or advisable for the administration of the Plan; provided, that any such determination shall not be inconsistent with the provisions of this Plan.

          SECTION 9. Amendments. This Plan may be terminated or amended from time to time by vote of the Board of Directors; provided, however, that no amendment which shall increase the total number of shares which may be issued and sold pursuant to options granted under this Plan, nor any amendment that materially modifies the requirements contained in SECTION 3. Eligibility hereof, shall be effective without the approval of stockholders.

          SECTION 10. Effective Date and Stockholder Approval. The Plan becomes initially effective upon adoption by the Board of Directors of the Company, subject, however, to approval at the next annual meeting of the stockholders, or at any prior meeting of the stockholders at which the Plan is submitted for approval.

          SECTION 11. Termination. The Plan shall terminate [as] of January 28, 1998; provided however, that the Board of Directors may terminate the Plan at any time prior thereto. Termination of the Plan shall not impair any of the rights or obligations under any option granted under the Plan without the consent of the Optionee.

          SECTION 12. Employment Status. The transfer of employment from the Company to a Subsidiary of the Company, or from a Subsidiary to the Company, or from a Subsidiary to another Subsidiary, shall not constitute a termination of employment for the purpose of the Plan. Options granted under the Plan shall not be affected by any change of status in connection with the employment of the Optionee or by leave of absence authorized by the Company or a Subsidiary.

          SECTION 13. Proceeds from Sale of Stock. Proceeds from the sale of Stock issued upon the exercise of options granted pursuant to the Plan shall be added to the general funds of the Company.

          SECTION 14. Exemption from Liability. The members of the Board of Directors of the Company and each of them, shall be free from all liability, joint or several, for their acts, omissions and conduct, and for the acts, omissions and conduct of their duly constituted agents, in carrying out the responsibilities of said Board of Directors under the Plan, and the Company shall indemnify and save them and each of them harmless from the effects and consequences of their acts, omissions and conduct in their official capacity, except to the extent that such effects and consequences shall result from their own willful misconduct.

          SECTION 15. Right to Repurchase. In the event a person who has acquired Stock pursuant to an option granted under the Plan offers to sell shares of such Stock, the Company shall have the first right of purchase. Such person shall make a written offer to the Company and the Company shall have first right of purchase, and if it exercises this right, and so long as its stock is traded over-the-counter, the amount payable for each share of Stock shall be the mean of the bid and ask prices as of the most recently published quotation of the bid and ask prices prior to the date of offer to sell as such published quotation is evidenced in the Midwest Edition of The Wall Street Journal for such Stock. If the Company wishes to exercise its right to purchase, the Company must express its decision in a written statement signed by an official representative of the Company and the statement must be delivered to the person offering the Stock within two regular business days from the date the person offers to sell the Stock.

          SECTION 16. Governing Laws. The Plan shall be construed, administered and governed in all respects under and by the Laws [sic] of the State of Illinois. Each Option Agreement granted under the Plan shall be construed, administered and governed in all respects under and by the laws of the State of Illinois.

          SECTION 17. Date of Adoption. This Plan was adopted by the Board of Directors of the Company on January 28, 1988, which is the effective date of the Plan.

          SECTION 18. Adoption by Subsidiaries. Any subsidiary of the Company may adopt the Plan by means of a resolution of such subsidiary's board of directors for the benefit of its key employees; provided, however, such adoption must have a prior approval of the Board of Directors of the Company as evidenced by a resolution of the Board.